UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 12, 2015

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

California	1-6615	95-2594729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7800 Woodley Avenue Van Nuys, California	91406
(Address of Principal Executive Offices)	(Zip Code)
Registrant's Telephone Number, Including Area Code: (818) 781-4973
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On January 12, 2015, Superior Industries International, Inc. (“Superior”) appointed Lawrence R. Oliver as its Senior Vice President, Operations, effective January 12, 2015.

Mr. Oliver, 50, previously was Vice President of Operations at GAF Materials Corporation from July 2014 to January 2015.  Prior to that, Mr. Oliver was Vice President of Operations & Integrated Supply Chain for Ingersoll Rand PLC (NYSE:IR) from September 2011 to July 2014.  Before joining Ingersoll Rand, Mr. Oliver was General Manager and Director of Texas Operations, Residential, Commercial Water at ITT Corporation (NYSE: ITT) from March 2009 to September 2011.  Mr. Oliver holds a Bachelor of Science Degree from West Point Military Academy and Master’s Degrees in Business Administration and Engineering from Massachusetts Institute of Technology (MIT).  He is a former Captain in the United States Army.

Mr. Oliver brings with him a strong track record of driving performance improvement, and will be responsible for operational improvements at our plants located in the U.S. and in Mexico.

There are no family relationships between Mr. Oliver and any of the directors and executive officers of Superior, nor are there transactions in which Mr. Oliver has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Oliver will receive an annual base salary of $375,000.  Mr. Oliver may receive annual bonuses based on attainment of performance goals, determined by Superior’s independent Compensation and Benefits Committee, in the amount of 50% of annual base salary.

Mr. Oliver will also be eligible to participate in Superior’s 2015 Long Term Incentive Plan, as administered by Superior’s Compensation and Benefits Committee, upon approval of the Compensation and Benefits Committee and Board of Directors, up to 50% of his base salary.

Superior is also providing Mr. Oliver a monthly automobile allowance.  Mr. Oliver is entitled to participate in all benefit plans generally made available to executive officers of Superior.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR INDUSTRIES INTERNATIONAL, INC.
(Registrant)

Date: January 13, 2015	/s/ Kerry A. Shiba
Kerry A. Shiba
Executive Vice President and Chief Financial Officer